UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2024

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Bedford Street Lexington, MA 02420
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2024, iSpecimen Inc., a Delaware corporation (the “Company”), entered into a commercial lease (the “Woburn Lease”) with Cummings Properties, LLC (the “Landlord”) for an office space of approximately 2,273 square feet at 8 Cabot Road, Suite 1800, Woburn, MA 01801 (the “Woburn Premises”) for a term of five years, commencing on September 1, 2024, and terminating on August 30, 2025. The base rent is $72,736 per year (or $6,061.33 per month), subject to adjustment in proportion to any increase in the U.S. Bureau of Labor Statistics each calendar year with a cap of five percent per adjustment. The Woburn Lease also requires the Company to pay, as additional rent, its portion of increases in real estate taxes for the building in which the Woburn Premises is located, as provided under the terms of the Woburn Lease. The Company is also responsible for the payment of its use of all utilities at the Woburn Premises. The Company provided the Woburn Landlord with a security deposit of $12,122.00, upon execution of the Woburn Lease, which will be refunded to the Company, without interest, at the end of term of the Woburn Lease, subject to the Landlord’s application of any of the security deposit, as provided under the terms of the Woburn Lease. The Company has a one-time option to extend the term of the Woburn Lease for one additional term of five years, provided that the Company is not in arrears in any payment of rent, the payment of any outstanding invoice, or otherwise in default.

Pursuant to the Woburn Lease in the event of (a) any assignment for the benefit of creditors, trust mortgage, receivership, or other insolvency process made or instituted with respect to the Company or the Company’s property, or (b) any default in the observance or performance of any term of the Woburn Lease that is not corrected within 15 days after written notice to the Company, the Woburn Landlord shall have the right thereafter, while such default continues and without demand or further notice, to re-enter and take possession of the premises, to declare the term of the Woburn Lease ended, and/or to remove the Company’s effects, without liability, including for trespass or conversion. In the event of the Company’s failure to pay rent for 10 days after written notice the Company, the Woburn Landlord is entitled to liquidated damages equal to the sum of (i) all past due rent and other charges and (ii) the net present value of the balance of the rent due for the entire remainder of the term of the Woburn Lease.

The foregoing description of the material terms of the Woburn Lease is qualified in its entirety by reference to the full text of the Woburn Lease, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, the Company has occupied approximately 8,835 square feet of office space at 450 Bedford Street, Suite 1010, Lexington, MA 02420 under a lease, as amended, that expires on February 28, 2025 (the “Lexington Lease”) with an early termination option provided that a notice of termination is provided to the landlord, Bedford Street LLC (the “Lexington Landlord”), by June 30, 2024.

On June 28, 2024, the Company sent a notice to the Lexington Landlord (the “Lexington Lease Termination Notice”) to terminate the Lexington Lease on August 31, 2024, and made to the Lexington Landlord the estimated termination payment in the amount of $5,131.27. Pursuant to the Lexington Lease, the Company and the Lexington Landlord shall be released from further liability as long as the Company adheres to the termination requirements stipulated in the Lexington Lease, including making the payment that is due with the termination notice.

The foregoing description of the material terms of the Lexington Lease Termination Notice is qualified in its entirety by reference to the full text of the Lexington Lease Termination Notice, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Commercial Lease, dated July 2, 2024, between the Company and Cummings Properties, LLC
10.2	Notice of Lease Termination, dated June 28, 2024
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2024

iSPECIMEN INC.

By:	/s/ Tracy Curley
Name:	Tracy Curley
Title: Chief Executive Officer